Consent of Independent Public Accountants


As independent public accountants, we hereby consent to the incorporation by reference in this registration statement of our report dated January 28, 2000 included in the Ladish Co., Inc. 10-K, dated February 21, 2000, and to all references to our firm included in this registration statement.



/s/ Arthur Andersen LLP

ARTHUR ANDERSEN LLP

Milwaukee, Wisconsin
February 19, 2000